Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Mayfield Heights, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

For Immediate Release
Wednesday, April 21, 2004

NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2004 RESULTS

     Mayfield Heights, Ohio, April 21, 2004 – NACCO Industries, Inc. (NYSE:NC) today announced a net loss for the first quarter of 2004 of $4.5 million or $0.55 per share, compared with net income for the first quarter of 2003 of $4.1 million, or $0.50 per share. Revenues for the first quarter of 2004 were $614.2 million, an increase of ten percent, compared with $558.2 million for the first quarter of 2003. First-quarter 2004 results include a $9.1 million pre-tax charge, or $5.6 million ($0.68 per share) after a tax benefit of $3.5 million for restructuring and related inventory impairment (the “Restructuring Charge”). First-quarter 2003 results included a net benefit of $1.2 million, or $0.15 per share, for the cumulative effect of a change in accounting. On a comparable basis, income before the Restructuring Charge and cumulative effect of accounting change was $1.1 million, or $0.13 per share, for the quarter ended March 31, 2004 compared with $2.9 million, or $0.35 per share, for the quarter ended March 31, 2003.

     The Restructuring Charge, recognized by the Company’s Hamilton Beach ◆ Proctor-Silex subsidiary, as previously disclosed in the Form 8-K furnished to the Securities and Exchange Commission (“SEC”) on April 16, 2004, related to a restructuring program currently being implemented at Hamilton Beach ◆ Proctor-Silex’s manufacturing facilities. The cumulative effect of a change in accounting consisted of a $2.5 million after-tax gain at the Company’s wholly owned non-operating subsidiary, Bellaire Corporation, and a $1.3 million after-tax charge at North American Coal, for the cumulative effect of a change in accounting for mine-closing obligations recognized as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.”

     The results of both periods include the adoption of Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities,” which was adopted in 2003. As a result of the adoption of FIN No. 46, the Company no longer consolidates the financial statements of three of North American Coal’s wholly owned subsidiaries: The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company (collectively, the “project mines”). The effect of deconsolidation was to decrease previously reported first-quarter 2003 revenues by $61.7 million, but reported net income remained unchanged. The pre-tax earnings of the project mines are now included in one line on the statement of operations entitled “Earnings of unconsolidated project mining subsidiaries.” Also, since the assets and liabilities of the project mines are no longer consolidated within the Company’s consolidated balance sheets, the balance sheets now reflect an investment in the project mines and related income tax obligations.

Discussion of Results

NMHG Wholesale

     NMHG Wholesale reported net income of $2.5 million on revenues of $421.3 million for the first quarter of 2004 compared with net income of $4.7 million on revenues of $382.6 million for the first quarter of 2003.

     Revenues increased ten percent in the first quarter of 2004 compared with the first quarter of 2003 primarily due to favorable foreign currency movements, both sales of higher priced lift trucks and increased parts sales primarily in the Americas, and increased unit volumes in Europe. Lift truck shipments increased to 17,624 units in the first quarter of 2004 from 17,452 units in the first quarter of 2003. NMHG Wholesale’s worldwide backlog increased 42 percent to 24,500 units at March 31, 2004 compared with 17,300 units at March 31, 2003 and increased 28 percent from 19,100 units at December 31, 2003.

     While NMHG Wholesale’s net income increased due to higher volumes, this benefit was offset by adverse material price movements, particularly as a result of increased steel prices, incremental costs associated with engine emission regulatory compliance and adverse currency movements. As a result, during the first quarter of 2004, NMHG Wholesale implemented price increases, the effect of which will not be realized until mid-2004. Additionally, while first-quarter 2004 results benefited from a reduction in fees paid to NACCO Industries, these benefits were more than offset by increased marketing expenses for new products under development and additional employee related costs. NMHG Wholesale also incurred additional but expected costs of $2.3 million, or $1.5 million after a tax benefit of $0.8 million, for ongoing expenses related to the previously announced NMHG manufacturing restructuring programs. These costs were incurred as a result of the company’s continuing commitment to long-term programs which are expected to provide significant competitive advantages to NMHG Wholesale in future years.

NMHG Wholesale – Outlook

     In 2004, NMHG Wholesale continues to expect stronger lift truck markets in the Americas and Japan, strong growth in the China lift truck market and relatively flat lift truck markets in Europe and the rest of Asia-Pacific. While first quarter backlog has risen significantly compared with a year ago and is anticipated to remain strong, NMHG Wholesale anticipates that its unit shipment levels for 2004 will remain at controlled rates to accommodate the phase in of newly designed products at its manufacturing facilities.

     Adverse currency movements and increasing materials costs are anticipated to continue to affect the remainder of 2004. However, NMHG Wholesale is hopeful that price increases initiated in the first quarter of 2004 will help mitigate the effects of these items beginning in mid-2004. High product development and introduction costs are expected to continue, while manufacturing restructuring costs are anticipated to decline compared with 2003.

     Longer-term, global lift truck markets are expected to return gradually to average pre-recession levels by 2007-2008. NMHG Wholesale’s various long-term programs are expected to enhance profitability and generate growth as they begin to mature, particularly in the 2006-2008 period. In particular, NMHG Wholesale continues to move forward with significant new product development programs. The company believes that the initial introduction of the next wave of these new products is on schedule for early 2005, with expected introduction of all of these products by the end of 2008.

NMHG Retail

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and wholly owned retail dealerships, reported a net loss for the first quarter of 2004 of $2.0 million compared with a net loss of $1.4 million for the first quarter of 2003. Revenues increased 36 percent to $49.5 million for the quarter ended March 31, 2004 from $36.4 million for the quarter ended March 31, 2003. Revenues increased primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific.

     The increase in the net loss is primarily the result of increased repairs and maintenance expenditures associated with rental contracts in Asia-Pacific and Europe.

NMHG Retail – Outlook

     NMHG Retail expects to continue programs to improve the performance of its wholly owned dealerships in 2004 as part of its objective to achieve and sustain at least break-even results while building market position.

NACCO Housewares Group

     NACCO Housewares Group, which includes NACCO’s Hamilton Beach ◆ Proctor-Silex and Kitchen Collection subsidiaries, reported a net loss of $6.5 million for the first quarter of 2004 on revenues of $117.5 million compared with a net loss of $3.4 million for the first quarter of 2003 on revenues of $116.0 million. First-quarter 2004 results include a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, for restructuring and related inventory impairment (the “Restructuring Charge”), related to a restructuring program currently being implemented at Hamilton Beach ◆ Proctor-Silex’s manufacturing facilities as indicated in the Form 8-K furnished to the SEC by NACCO Industries on April 16, 2004. NACCO Housewares Group’s first quarter 2004 loss before the Restructuring Charge was $0.9 million, an improvement of $2.5 million compared with the first quarter of 2003.

     Housewares’ revenues increased slightly in the first quarter of 2004 compared with the first quarter of 2003 as a result of revenue increases at both Hamilton Beach ◆ Proctor-Silex and Kitchen Collection primarily from an improved mix of products, increased volumes and new stores. The number of Kitchen Collection stores increased to 183 stores at March 31, 2004 from 172 stores at March 31, 2003.

     The reduction in the loss before the Restructuring Charge between years was primarily a result of gross margin improvements at Hamilton Beach ◆ Proctor-Silex attributable to a shift in mix to sales of higher-margin products, including increased sales of newer products and sourced products, reductions in manufacturing and purchasing costs and favorable foreign currency movements. Also, in the first quarter of 2003, Hamilton Beach ◆ Proctor-Silex recognized a $1.5 million pre-tax write-off for Kmart pre-petition bankruptcy receivables. The benefit realized from the non-recurrence of this charge in the first quarter of 2004 more than offset an increase in selling, general and administrative expenses recognized as a result of increased engineering costs, marketing costs and employee related expenses during the first quarter of 2004 compared with the first quarter of 2003.

NACCO Housewares Group – Outlook

     NACCO Housewares Group is cautiously optimistic that markets for its consumer goods will continue to strengthen during the remainder of 2004 compared with 2003. However, increasing gasoline prices in 2004 could limit traffic, and thus revenues, at Kitchen Collection. Continued product innovations, reduced costs, strong brands and heightened channel sales programs are expected to help NACCO Housewares Group maintain and strengthen its leading market positions.

     Hamilton Beach ◆ Proctor-Silex is continuing programs begun in earlier years which are designed to reduce operating costs and decrease manufacturing inefficiencies. Additionally, the manufacturing restructuring program implemented in the first quarter of 2004 is anticipated to contribute to improved results, net of future charges for this program, in the remaining three quarters of 2004 and in 2005 and thereafter. These actions are designed to reduce Hamilton Beach ◆ Proctor-Silex’s manufacturing inefficiencies attributable to excess capacity to minimal levels by 2006. The company estimates manufacturing inefficiencies were $6.9 million for the full year 2003 and $3.1 million in the first quarter of 2004. The company also expects improvements from increased sourcing of products from China as a result of this program. Hamilton Beach ◆ Proctor-Silex anticipates future additional charges totaling approximately $2.6 million related to this manufacturing restructuring program through the end of 2006, including approximately $1.8 million in 2004, with the majority of these expenses anticipated in the fourth quarter. These charges are in addition to the $9.1 million pre-tax Restructuring Charge incurred in the first quarter of 2004.

     New products already being introduced by Hamilton Beach ◆ Proctor-Silex, such as the Hamilton Beach® Eclectrics™ line of electric appliances and the Traditions™ by Proctor-Silex® brand, are anticipated to generate additional product placements in the last half of 2004 and in 2005. The company is hopeful that the continued strong sales of the Hamilton Beach® Brewstation™ coffeemaker and placements of other new products will continue to positively affect operations increasingly in 2005 and beyond.

     Kitchen Collection expects to continue programs to enhance its merchandise mix, optimize store selling space, close non-performing stores and prudently open new stores, expand Internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor-Silex®-branded non-electric products, develop new store formats, including Gadgets and More®, and aggressively manage costs.

North American Coal

     North American Coal’s net income for the first quarter of 2004 increased to $5.8 million from $3.3 million for the first quarter of 2003. First-quarter 2003 net income included a charge for the cumulative effect of an accounting change of $1.3 million as a result of the adoption of SFAS No. 143. On a comparable basis, income before the cumulative effect of an accounting change was $5.8 million in 2004 compared with $4.6 million in 2003. Neither net income nor income before the cumulative effect of an accounting change was affected by the implementation of FIN No. 46.

     Lignite coal deliveries for the company’s consolidated mines totaled 1.8 million tons during the first quarter of 2004 compared with 1.9 million tons delivered during the first quarter of 2003. The company’s unconsolidated project mines delivered 7.2 million tons of lignite coal during the first quarter of 2004 compared with 7.3 million tons delivered in the first quarter of 2003. North American Coal’s dragline operations delivered 4.2 million cubic yards of limerock in the first quarter of 2004 compared with deliveries of 2.8 million cubic yards in the same period of 2003. Increased limerock deliveries were primarily attributable to a new dragline operation which began production during the fourth quarter of 2003.

     Equity income from the unconsolidated project mines for the first quarter of 2004 decreased slightly compared with the prior year quarter as a result of reduced tons delivered in the first quarter of 2004 primarily as a result of The Falkirk Mining Company’s customer’s plant outage in the 2004 first quarter.

     Operating results, excluding the unconsolidated project mines, improved approximately $1.2 million in the first quarter of 2004 compared with the first quarter of 2003. Contributing to this increase were improved operating results at the San Miguel Lignite Mining Operations, primarily from favorable contract changes, and improved operating results at the Red River Mining Company. The benefit received from these improvements was slightly offset by a reduction in tons delivered at the Mississippi Lignite Mining Company during the first quarter of 2004 compared with the first quarter of 2003 and the effect of no longer capitalizing certain mining costs at the Mississippi Lignite Mining Company’s mine now that the mine has reached full production. Also contributing to this increase was increased royalty income in the first quarter of 2004.

North American Coal – Outlook

     North American Coal anticipates that both the consolidated mines and the unconsolidated project mines will continue to perform well throughout 2004, with improvements mainly at the consolidated mines as a result of improved operating results at the San Miguel Lignite Mining Operations. However, the timing of customer planned plant outages will impact individual quarterly results. Royalty income is also expected to continue to increase throughout 2004. Over the longer term, results at the Mississippi Lignite Mining Company and the San Miguel Lignite Mining Operations are expected to improve, particularly in 2006 and 2007, as a result of improved operating conditions and contract changes, respectively.

     Limerock mining activity is also expected to continue to increase as a result of a new dragline mining services operation commencing in the second quarter of 2004. Longer-term, North American Coal expects to continue its efforts to develop new domestic coal and limerock mining projects.

NACCO and Other

     NACCO and Other’s loss before cumulative effect of accounting change increased to $4.3 million for the first quarter of 2004 from a loss of $1.6 million for the first quarter of 2003. The increase in the reported loss reflects an interim consolidating effective tax rate adjustment and the temporary reduction of fees charged to NMHG.

# # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, April 22, 2004, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 915-4836 or over the Internet through NACCO Industries’ Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available for 72 hours on the NACCO Web site.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. This after-tax amount may be considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss). This release may contain other non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The differences between these financial measures, which may be non-GAAP, are reconciled within this release with the most directly comparable financial measures calculated in accordance with GAAP. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size or limited duration and therefore allows investors to more easily compare the Company’s performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and its subsidiaries.

     The statements contained in the news release that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, price fluctuations for certain raw materials, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or returns of products, (7) delays in or increased costs of restructuring programs, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (9) customer acceptance of, changes in the prices of, or delays in the development of new products, (10) acquisitions and/or dispositions of dealerships by NMHG, (11) changes mandated by federal and state regulation including health, safety or environmental legislation, and (12) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach ◆ Proctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) successful implementation, delays in, increased costs, or reduced benefits of restructuring programs, (10) weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores and (11) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     North American Coal: (1) weather conditions and other events that would change the level of customers’ fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities and (5) changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach ◆ Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s web site at www.nacco.com.

# # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions, except per share data)
Total revenues	$614.2	$558.2	$(61.7)	$619.9

Gross profit	$104.4	$100.1	$(12.7)	$112.8

Earnings of unconsolidated project mining subsidiaries	$8.5	$8.6	$8.6	$—

Operating profit	$5.3	$16.5	$(4.1)	$20.6
Other income (expense)	(12.0)	(12.7)	4.1	(16.8)

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	(6.7)	3.8	—	3.8
Income tax provision (benefit)	(1.9)	1.2	—	1.2

Income (loss) before minority interest and cumulative effect of accounting change	(4.8)	2.6	—	2.6
Minority interest income	0.3	0.3	—	0.3

Income (loss) before cumulative effect of accounting change	(4.5)	2.9	—	2.9
Cumulative effect of accounting change, net-of-tax	—	1.2	—	1.2

Net income (loss)	$(4.5)	$4.1	$—	$4.1

Earnings per share:
Income (loss) before cumulative effect of accounting change	$(0.55)	$0.35	$—	$0.35
Cumulative effect of accounting change, net-of-tax	—	0.15	—	0.15

Net income (loss)	$(0.55)	$0.50	$—	$0.50

Cash dividends per share	$0.380	$0.245	$—	$0.245

Average shares outstanding	8.208	8.202	—	8.202

*	The Consolidated Financial Statements for the first quarter of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent auditors.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
		Restated for the	Deconsolidation of
		adoption of FIN	the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$421.3	$382.6	$—	$382.6
NACCO Materials Handling Group Retail (incl. elims.)	49.5	36.4	—	36.4

NACCO Materials Handling Group	470.8	419.0	—	419.0
NACCO Housewares Group	117.5	116.0	—	116.0
North American Coal	25.9	23.2	(61.7)	84.9

	614.2	558.2	(61.7)	619.9
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.7	6.6	—	6.6
NACCO Materials Handling Group Retail (incl. elims.)	4.0	4.7	—	4.7

NACCO Materials Handling Group	10.7	11.3	—	11.3
NACCO Housewares Group	2.5	3.2	—	3.2
North American Coal	2.9	2.5	(8.2)	10.7
NACCO and Other	—	0.1	—	0.1

	16.1	17.1	(8.2)	25.3
Operating profit (loss)
NACCO Materials Handling Group Wholesale	9.7	13.7	—	13.7
NACCO Materials Handling Group Retail (incl. elims.)	(1.4)	(1.0)	—	(1.0)

NACCO Materials Handling Group	8.3	12.7	—	12.7
NACCO Housewares Group	(9.4)	(3.8)	—	(3.8)
North American Coal	8.8	7.7	(4.1)	11.8
NACCO and Other	(2.4)	(0.1)	—	(0.1)

	5.3	16.5	(4.1)	20.6
Other income (expense)
NACCO Materials Handling Group Wholesale	(6.4)	(7.0)	—	(7.0)
NACCO Materials Handling Group Retail (incl. elims.)	(1.6)	(1.1)	—	(1.1)

NACCO Materials Handling Group	(8.0)	(8.1)	—	(8.1)
NACCO Housewares Group	(1.8)	(1.9)	—	(1.9)
North American Coal	(1.9)	(2.2)	4.1	(6.3)
NACCO and Other	(0.3)	(0.5)	—	(0.5)

	(12.0)	(12.7)	4.1	(16.8)
Income (loss) before cumulative effect of accounting change
NACCO Materials Handling Group Wholesale	2.5	4.7	—	4.7
NACCO Materials Handling Group Retail (incl. elims.)	(2.0)	(1.4)	—	(1.4)

NACCO Materials Handling Group	0.5	3.3	—	3.3
NACCO Housewares Group	(6.5)	(3.4)	—	(3.4)
North American Coal	5.8	4.6	—	4.6
NACCO and Other	(4.3)	(1.6)	—	(1.6)

	(4.5)	2.9	—	2.9
Cumulative effect of accounting change, net of $0.7 tax expense	—	1.2	—	1.2

Net income (loss)	$(4.5)	$4.1	$—	$4.1

*	The Consolidated Financial Statements for the first quarter of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent auditors.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended
	March 31
	2004	2003
Detail of other income (expense):
Interest expense	$(8.5)	$(8.6)
Interest income	0.2	0.6
Loss on interest rate swap agreements	(0.1)	(0.4)
Income from unconsolidated affiliates	0.8	0.7
Other income (expense) — net	(0.4)	(0.4)

Total other income (expense)	$(8.0)	$(8.1)

Capital expenditures	$7.0	$3.5

	March 31	December 31
	2004	2003
Cash and cash equivalents	$48.8	$61.3

Debt
Senior notes	$247.6	$247.5
Revolving credit agreements	9.3	17.1
Capital lease agreements and other debt	20.3	43.1

Total debt	$277.2	$307.7

Stockholder’s equity	$425.4	$424.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.

(All amounts are subject to annual audit by independent auditors.)